UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2025

enCore Energy Corp.

(Exact name of registrant as specified in its charter)

British Columbia	001-41489	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5950 Berkshire Lane, Suite 210 Dallas, TX	75225
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (361) 239-2025

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Shares, no par value	EU	The Nasdaq Capital Market LLC TSX Venture Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 10, 2025, enCore Energy Corp. (the “Company”) announced the appointment of Kevin Kremke as Chief Financial Officer of the Company with an effective start date of October 1, 2025. Mr. Kremke will assume the responsibilities of principal financial officer and principal accounting officer of the Company.

Mr. Kremke was not appointed pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Kremke and any director or executive officer of the Company and Mr. Kremke has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Kremke, age 53, previously served as Chief Financial Officer of Gopher Resource LLC from June 2021 until November 2024. Mr. Kremke previously served as Chief Financial Officer of JumpCrew, LLC from August 2019 until October 2020. He has held chief financial officer roles in both large publicly traded and private equity companies, where he has guided organizations through periods of rapid expansion, restructuring and complex capital-raising initiatives. His work includes leading large-scale budgeting and forecasting processes, executing M&A transactions and optimizing capital structures to strengthen shareholder value. Mr. Kremke brings broad experience from the oil and gas, electric power and energy transition industries. Mr. Kremke has an M.B.A. from the University of Chicago Booth School of Business and B.S. from Ball State University.

In connection with Mr. Kremke’s appointment, the Company and Mr. Kremke entered into an employment agreement (the “Employment Agreement”) on September 9, 2025, which, among other things, provides for (i) an annual base salary of $500,000, (ii) participation in the executive health benefit plan of the Company and standard employee benefits, (iii) eligibility to receive an annual target bonus of 75% of his salary and (iv) relocation and housing benefits along with home sale assistance. Mr. Kremke’s Employment Agreement also provides for certain severance benefits if his employment were terminated by the Company without cause or due to a Change of Control (as defined in the Employment Agreement), including an amount equal to the sum of six months of his base salary, if terminated during Mr. Kremke’s first year of employment, nine months of his base salary if terminated in his second year of employment, 12 months of his base salary if terminated during in his third year of employment or 18 months of his base salary if terminated during or after his fourth year of employment, plus his annual bonus calculated as 75% of his base salary, and an amount equal to 18 months of his COBRA premium. In exchange for the severance benefits Mr. Kremke must sign a release of claims in favor of the Company. Mr. Kremke’s Employment Agreement also includes standard confidentiality, non-competition, non-solicitation and non-disparagement covenants.

In addition, the Compensation Committee of the Board granted Mr. Kremke a one-time grant of 250,000 restricted stock units and 250,000 stock options under the Company’s 2023 Long-Term Incentive Plan. The restricted stock units will vest 25% annually over a four-year period and the stock options will become exercisable 25% annually over a four-year period, both assuming Mr. Kremke’s continued employment through each such date and subject to the terms of the applicable award agreements.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On September 10, 2025, the Company issued a press release announcing the appointment of Mr. Kremke. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information and exhibit furnished pursuant to Item 7.01 are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Employment Agreement by and between Kevin Kremke and enCore Energy Corp., dated September 9, 2025

99.1*	Press Release of enCore Energy Corp. dated September 10, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	This Exhibit is intended to be furnished to, and not filed with, the Commission pursuant to General Instruction B.2 of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ENERGY CORP.

	By:	/s/ Robert Willette
Robert Willette
Acting Chief Executive Officer and Chief Legal Officer

Dated: September 10, 2025